Exhibit 1.A.(7)(b)
FEDERAL INSURANCE COMPANY
STATEMENT OF ASSETS, LIABILITIES AND SURPLUS TO POLICYHOLDERS
Statutory Basis
DECEMBER 31, 2001
(in thousands of dollars)

ASSETS		LIABILITIES AND SURPLUS TO POLICYHOLDERS

Cash/Short Term Investments	$ 286,864	Outstanding Losses and Loss Expenses	$ 6,847,940
United States Government,		Unearned Premiums	2,176,526
State and Municipal Bonds	6,637,818	Reinsurance Premiums Payable	316,252
Other Bonds	2,065,714	Provision for Reinsurance	120,533
Stocks	154,077	Other Liabilities	9,893,970
Other Invested Assets	310,479
TOTAL INVESTMENTS	9,454,952	TOTAL LIABILITIES	9,893,970

Investments in Affiliates:
Pacific Indemnity Company	557,481	Capital Stock	20,980
Chubb Investment Holdings, Inc.	408,853
Executive Risk Indemnity Inc.	321,690	Paid-In Surplus	1,174,928
Chubb Insurance Company of Europe	154,545	Unassigned Funds	2,330,412
Great Northern Insurance Company	143,531
CC Canada Holdings Ltd.	81,068
Vigilant Insurance Company	66,647	SURPLUS TO POLICYHOLDERS	3,526,320
Other Affiliates	315,612
Premiums Receivable	1,051,587
Other Assets	864,324
		TOTAL LIABILITIES AND
TOTAL ADMITTED ASSETS	$13,420,290	SURPLUS TO POLICYHOLDERS	$13,420,290

Investments are valued in accordance with requirements of the National Association of Insurance Commissioners.
Investments valued at $36,724 are deposited with government authorities as required by law.

A CORRECT STATEMENT:
		/s/ Donald J. Pennett Assistant Secretary
/s/ Maria Calise Notary Public